Exhibit (a)(5)

PERFECT CORP. ANNOUNCES COMMENCEMENT OF SELF TENDER OFFER

TO PURCHASE UP TO 16,129,032 CLASS A ORDINARY SHARES FOR AN AGGREGATE PURCHASE PRICE OF UP TO $50,000,000

New York  –  November 27, 2023 – PERFECT CORP. (NYSE: PERF) (the “Company,” “Perfect,” or “we”), a global leader in providing augmented reality (“AR”) and artificial intelligence (“AI”) Software-as-a-Service (“SaaS”) solutions to beauty and fashion industries, today announced commencement of a tender offer by the Company to purchase up to 16,129,032 class A ordinary shares, par value $0.10 per share of the Company (each, a “Class A Ordinary Share” or “share”) that are issued and outstanding, at a price of $3.10 per share, net to the seller in cash, without interest, less any applicable withholding taxes, for an aggregate purchase price of no more than $50 million, using funds available from cash and cash equivalents. Unless the context otherwise requires, all references to shares herein shall refer to the Class A Ordinary Shares of the Company. The tender offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on December 26, 2023, unless the tender offer is extended (such date and time, as it may be extended, the “Expiration Time”). The board of directors of the Company (the “Board of Directors”) determined that the tender offer is a prudent use of the Company’s available cash from operations and other financial resources and delivers value to the Company’s shareholders, and such cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions, while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.

Each shareholder will be able to indicate how many shares it wishes to tender. Shares tendered may be subject to proration, in the event that more than 16,129,032 shares are validly tendered and not properly withdrawn prior to the Expiration Time.

The tender offer is not conditioned upon any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase, dated November 27, 2023 (the “Offer to Purchase”) and related materials that are being mailed to shareholders. On November 23, 2023, Perfect suspended its $20 million share repurchase program to comply with the U.S. Securities Exchange Act of 1934, as amended, and no further repurchases will be conducted prior to the expiration of 10 business days following the expiration of the tender offer.

Perfect has retained Georgeson LLC as the information agent for the tender offer and Continental Stock Transfer & Trust Company as the depositary.

None of Perfect, the directors of its Board of Directors, the information agent, the depositary for the tender offer, or any of their respective affiliates makes any recommendation as to whether any shareholder should tender its shares pursuant to the tender offer, and no one has been authorized by any of them to make such recommendation. Each shareholder must make its own decisions as to whether to tender its shares, and, if so, how many shares to tender.

Shareholders should read carefully the information in the Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal”), because these documents contain important information. Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are being mailed to the Company’s shareholders. Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by calling 1-888-275-8186 (U.S. toll-free) or 1-781-896-2319 (international). Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

About Perfect Corp.

Founded in 2015, Perfect Corp. is a Beautiful AI Company and global leader in enterprise SaaS solutions for beauty, fashion, and skincare brands. Leveraging cutting-edge technologies such as Generative AI, real-time facial and hand 3D augmented reality (AR) rendering and cloud solutions. Perfect empowers beauty, skincare, fashion brands and retailers by providing consumers with an enjoyable, personalized, and convenient omnichannel shopping experience through product try-ons and skin diagnostics. In addition, Perfect also operates a family of YouCam consumer apps for photo, video and camera users, centered on unleashing creativity with AI-driven features for creation, beautification and enhancement. With the help of technologies, Perfect helps brands elevate customer engagement, increase conversion rates, and propel sales growth. Throughout this journey, Perfect maintains its unwavering commitment to environmental sustainability and fulfilling social responsibilities. For more information, visit https://ir.perfectcorp.com/.

Certain Information Regarding the Tender Offer

The information in this press release describing Perfect Corp.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Perfect Corp.’s Class A Ordinary Shares in the tender offer. The tender offer will only be made pursuant to the Offer to Purchase, the related Letter of Transmittal and other related materials filed as part of the Tender Offer Statement on Schedule TO, in each case as may be amended or supplemented from time to time. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer.

Shareholders of Perfect Corp. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Perfect Corp. is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the tender offer, by calling 1-888-275-8186 (U.S. toll-free) or 1-781-896-2319 (international). Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Georgeson LLC, the information agent for the tender offer, toll free at 1-888-275-8186. Parties outside the U.S. can reach the information agent at 1-781-896-2319 (international).

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on beliefs and assumptions and on information currently available to Perfect. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “forecast,” “seek,” “schedule,” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans, are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These statements are based on Perfect’s reasonable expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Perfect’s control. Forward-looking statements in this communication or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Perfect to predict these events or how they may affect Perfect. In addition, risks and uncertainties are described in Perfect’s filings with the Securities and Exchange Commission. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Perfect cannot assure you that the forward-looking statements in this communication will prove to be accurate. There may be additional risks that Perfect presently does not know or that Perfect currently does not believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Perfect, its directors, officers or employees or any other person that Perfect will achieve its objectives and plans in any specified time frame, or at all. Except as required by applicable law, Perfect does not have any duty to, and does not intend to, update or revise the forward-looking statements in this communication or elsewhere after the date of this communication. You should, therefore, not rely on these forward-looking statements as representing the views of Perfect as of any date subsequent to the date of this communication.